Exhibit 99.1

NEWS RELEASE

NUVASIVE ANNOUNCES WORLD-CLASS INNOVATION CENTER at san diego headquarters

The Company’s plans include expansion of state-of-the-art surgeon education lab, creation of a new technology innovation center and extension of work space as talent base grows

SAN DIEGO, CA – August 29, 2017 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced the expansion of its San Diego global headquarters, including the creation of an innovation center of excellence where surgeons from around the world will be educated and trained on the latest NuVasive spine technology and procedures designed to drive clinical predictability and improve patients’ lives.

NuVasive, founded in 1997 as a local San Diego medical technology startup, pioneered minimally invasive, lateral spine surgery and earned its reputation as one of the most innovative spine companies in the industry. Today, the Company ranks third in the global spine market and anticipates surpassing the $1 billion revenue mark at the end of this year.

As the Company continues to grow at an accelerated rate, it plans to renovate and further build out its world headquarters starting in January 2018. The Company’s growth is reflected in several areas, including training more than 500 surgeons annually on its products and procedures at its San Diego campus, a commitment to increasing its R&D spend as a percent of revenue from 5 to 7 percent over the next several years, and creating jobs, locally and globally.

NuVasive’s San Diego campus, located at 7475 Lusk Boulevard in Sorrento Valley, will increase by more than 100,000 square feet, bringing the total space to approximately 250,000 square feet. Expansion plans include renovating the current two buildings on campus and adding a third building. The newly renovated campus will include an innovation center of excellence, showcasing the Company’s state-of-the-art product and procedural offerings and highlighting its world renowned surgeon education. Additional features of the campus include:

•	An expanded surgeon education lab for onsite surgeon training and education;
•	A prototype design facility with 3D printing capabilities;
•	State-of-the art biomedical testing center; and
•	A new amenities building which will include an onsite café, fitness center and meeting space to accommodate up to 750 attendees.

"Our headquarters expansion reflects our commitment to the San Diego region where medical technology companies and the life sciences industry have significantly contributed to the growth for decades,” said Gregory T. Lucier, NuVasive’s chairman and chief executive officer. “Our new facility will offer NuVasive the unique opportunity to have our design facility, lab space and product development in one location where visiting surgeons and our product development teams can collaborate closely on our newest technologies. With the support of Mayor Faulconer and the San Diego Regional Chamber of Commerce, we are eager to continue our investment into the San Diego area with a facility that attracts, retains and grows the high-performing employee talent we have here at NuVasive.”

NuVasive worked closely with city and state officials to re-invest in the area and continue the commitment of bringing surgeons from around the world to train at the onsite cadaver lab.

”It’s an exciting day for NuVasive and a proud moment for San Diego,” said San Diego Mayor Kevin Faulconer. “NuVasive is a homegrown company that’s supporting our innovation economy, creating jobs for San Diegans and leading the world in transformative spinal surgeries. We will continue to create an environment in San Diego where companies like NuVasive can grow and thrive.”

Mayor Faulconer and other state and local officials visited the San Diego campus earlier this year.

“San Diego’s business community applauds the expansion of the NuVasive campus,” said Jerry Sanders, San Diego Regional Chamber of Commerce's president and chief executive officer. “NuVasive is a major contributor to San Diego’s vital medical technology industry and has demonstrated an admirable commitment not only to supporting our region but to totally revolutionizing spine surgery across the world. It’s a major point of pride for San Diego to be home to such leading innovators who are growing, thriving, and hiring here.”

While San Diego serves as the Company’s global headquarters, NuVasive remains committed to expanding its global footprint. The Company recently opened its new international headquarters in Amsterdam, and finished a new 180,000 square foot manufacturing center in West Carrollton, Ohio. NuVasive’s footprint also includes a 100,000 square foot facility in Memphis, Tennessee, which serves at the Company’s central distribution hub.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is transforming spine surgery and beyond with minimally invasive, procedurally-integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With $962 million in revenues (2016), NuVasive has an approximate 2,300 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products (including the iGA™ platform), the Company's ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Stefanie Mazer

NuVasive, Inc.

858-320-5243

media@nuvasive.com